RETIREMENT AGREEMENT
                         ====================



      This Retirement Agreement (hereafter the "Agreement"), is entered into by Murray Hutchison (hereinafter "Hutchison"), an individual, and International Technology Corporation, a Delaware corporation, and its subsidiaries and affiliates
(collectively referred to as the "Company").

                               RECITALS
                               ========

      A. WHEREAS, Hutchison was the founder of the present environmental managerial company, has held the position of Chairman of the Board and Chief Executive Officer of the Company, and has served as an officer and director of numerous of its subsidiaries;

      B. WHEREAS, effective April 1, 1994 Hutchison desires to retire as an employee of the Company and to relinquish all of his officer positions with the Company and its subsidiaries; and

      C. WHEREAS, Hutchison and the Company wish to finally and forever resolve all matters between them relative to Hutchison's employment and his entitlement to retirement pay and other additional forms of compensation and benefits, and to provide for the termination of the employment relationship;

      NOW, THEREFORE, in consideration of the aforementioned recitals and the mutual covenants and conditions set forth below, Hutchison and the Company hereby agree as follows:

                               AGREEMENT
                               =========

      1. Retirement and Termination of Employment. Hutchison will retire as an employee and officer of the Company and will, effective April 1, 1994, resign all of his officer positions with the Company and any subsidiary or related
company of the Company.   Hutchison agrees to execute such
documents as the Company may reasonably request in order to document such retirement and resignations. Hutchison's employment by the Company will terminate effective April 1, 1994.

      2.   Retirement Pay

           a. The Company shall pay to Hutchison the sum of $25,000 per month for the remainder of his life or ten years certain. In the event of Hutchison's death prior to the ten year certain, the balance remaining shall be payable to Hutchison's estate under the same terms and conditions applicable. Such payments shall be made semi-monthly or monthly at the option of the Company. Such payments shall be made on or before the first of each month with the first payment due April 1 and on or before the fifteenth of each month if semi-monthly payments are made.

           b. No deductions shall be made from this amount except as required by law. This amount shall be paid without regard to any sums or payments due or available to Hutchison as a result of his existing IT Pension and Profit Sharing account with the Company, which both parties agree is fully vested in Hutchison. No adjustment in this amount shall be made for normal changes in the cost of living index.

      3. Executive Medical Reimbursement Plan. For the life of Hutchison and his wife Victoria Hutchison, the Company shall provide to Hutchison and his wife medical benefits no less favorable to Hutchison and/or his wife than those enjoyed by Hutchison on April 1, 1994. At age 65 when Medicare is applicable the Company's contribution shall become secondary and the Company shall make up the difference between Medicare and the Company's medical benefits provided under the Executive Medical Reimbursement Plan. If current legislation or other circumstances shall preclude the Company from being able to continue to provide this benefit, the parties agree that an equitable adjustment will be made in an attempt to put Hutchison and his wife in the position intended by this provision.

      4. Group Life Insurance. The Company shall provide Hutchison with life insurance in the amount of $1,000,000, payable to the beneficiary of Hutchison's choice. If the Company elects to provide this insurance through other than term insurance, any cash values shall be the property of the Company. Hutchison shall have the right to increase the amount of life insurance but shall be personally responsible for the cost in excess of the $1,000,000 policy if it cannot be granted under the present Company flex plan.

      5.   Other Fringe Benefits.

           a. Automobile Allowance. The Company shall continue to provide Hutchison through age 65 with a monthly car allowance which shall be not less than that payable to any officer of the Company and shall in any event be not less from that being received to Hutchison immediately prior to his retirement.

           b.    Tax and Financial Planning Services.  The
Company shall continue to provide Hutchison during his life with reasonable tax and financial planning services consistent with such services provided prior to his retirement.

      6. Stock Options. The parties acknowledge that Hutchison has unexercised options covering 90,810 shares of common stock of the Company granted on May 18, 1989, 54,000 shares of common stock of the Company granted on November 14, 1991, 20,000 shares of common stock of the Company granted on May 7, 1992 under the Company's 1983 Stock Incentive Plan (the "Plan"), and 50,000 shares of the common stock of the Company granted June 3, 1993. Upon Hutchison's retirement, all said options shall be fully vested in Hutchison notwithstanding any terms to the contrary in the stock option agreements evidencing said options; provided, however, the performance criteria of May 7, 1992, options must be met as a condition of their exercise. Hutchison shall have the right to exercise the options in accordance with the terms of the applicable Stock Option Agreements. In the event that the performance requirements of the May 7, 1992 stock option agreements are generally amended or deleted by the Company, the performance requirements of Hutchison's May 7, 1992 stock option agreement will be similarly amended or deleted so that the performance requirements in Hutchison's May 7, 1992 stock option agreement will be no less favorable than those generally applicable to other officers of the Company with regard to their May 7, 1992 stock option agreements as amended. The options may be exercised by Hutchison delivering to the Company shares of Common Stock of the Company owned by him, in accordance with the terms of the Plan and the policies of the Stock Option Committee administering the Plan.

      7. Office and Secretarial Support. The Company agrees to provide Hutchison with an office together with secretarial support services as reasonably necessary during his life until he reaches the age of 65. The office and secretarial support shall be provided to Hutchison at the office of the Company nearest to his then residence or an equivalent office near his residence. Hutchison shall be allowed to move his present furniture to the new office provided.

      8.   Continuing Obligations.     Hutchison acknowledges that
he is obligated by contract and by operation of law to maintain the confidentiality of the Company's trade secrets and other confidential information not publicly known, and covenants and agrees that he shall not use or divulge, disclose, or communicate to any other person, firm, or corporation, any of the Company's trade secrets or confidential information except as disclosure shall be compelled by judicial process.

      9. Legal Advice. Each party has had the opportunity to receive independent legal advice from his or its attorneys with respect to the advisability of making the settlement provided for herein, with respect to the advisability of executing this Agreement and with respect to the meaning of California Civil Code Section 1542.

      10. Confidentiality. This Agreement and its provisions are intended to be confidential. Accordingly, except as may be required to satisfy the Company's public disclosure or financial or accounting requirements or as may be compelled by court order, neither the Company nor Hutchison shall disclose or publicize to any person, firm or corporation the terms of this Agreement without the consent of the other party. As reasonably necessary, Hutchison may discuss this Agreement with his wife, attorney, financial advisor, tax advisor, benefit advisor or compensation advisor and Company may discuss this Agreement with its attorneys, officers, directors and managers provided, however, that each agrees to be bound by the terms of this paragraph to keep the information confidential.

      11.  Recitals and Paragraph Headings.  Each term of this
Agreement is contractual and not merely a recital. All recitals are incorporated by reference into this Agreement.
Captions and paragraph headings are used herein for convenience only, are no part of this Agreement and shall not be used in interpreting or construing it.

      12. Additional Documents. The parties will execute all such further and additional documents and undertake all such other actions as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.

      13. California Law. This Agreement was negotiated, executed and delivered within the State of California, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the laws of the State of California. Should any litigation arise concerning this Agreement, it will be filed only in a court in the County of Los Angeles, State of California, and then only if consistent with the parties' obligations under paragraph 21 hereof with regard to arbitration.

      14. Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein. This Agreement may be amended only by an agreement in writing.
This paragraph is not intended to preclude Hutchison from receiving fees as a director of the Company.

      15. Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties hereto, their heirs, assignees and successors in interest (including successors in any reorganization or merger with any other entity).

      16. Construction of Agreement. Each party has cooperated in the drafting and preparation of this Agreement, and, accordingly, in any construction or interpretation of this Agreement, the same shall not be construed against any party by reason of the source of drafting.

      17. Costs and Attorneys' Fees. Each party is to bear its own costs and attorneys' fees incurred in connection with the matters resolved by this Agreement and in connection with the negotiation and the preparation of this Agreement. However, in the event of litigation or arbitration relating to or for the enforcement of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs actually incurred.

      18. Taxes. Hutchison acknowledges his responsibility for any and all taxes due with respect to the sums paid to him under this Agreement.

      19. Counterparts. This Agreement may be executed in counterparts. When each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement which shall be binding upon and effective as to all parties. No counterpart shall be effective until all parties hereto have executed and exchanged an executed counterpart hereof.

      20. No Waiver. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

      21. Arbitration. Any controversy, dispute, or claim between the parties to this Agreement or any party released pursuant to it, including any claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be settled, at the request of either party, by arbitration conducted in Los Angeles, California, in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, and judgment upon any award rendered by the arbitrator(s) may be entered by any state or federal court having jurisdiction thereof. In the event either party shall suspend its performance on the basis that its performance has been excused by a material breach by the other party, either party seeking performance may request preliminary relief from the arbitrator and both parties agree to cooperate to have such issue heard on an expedited basis. The arbitrator may hear such issue on a preliminary basis and may grant such preliminary relief, and under such conditions, as the arbitrator shall deem to be appropriate and equitable. Unless the parties agree otherwise, the arbitrators shall be members of the National Academy of Arbitrators or retired judges of the Superior Court of the Court of Appeal. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable and that it provide the exclusive remedy with respect to all disputes within its scopes.

      22. In the event the Board of Directors of the Corporation wishes to fulfill the obligation under this Agreement, it shall have the right to employ an appraiser to establish the value of the various provisions and to have an actuary amount established that could be due and payable to Hutchison that would represent the current present value of this Agreement. Such monies could then be payable in a lump sum to Hutchison and this Agreement could then be terminated.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

EXECUTION AND ACKNOWLEDGMENT BY INTERNATIONAL TECHNOLOGY
CORPORATION
========================================================

Dated:  __________ ___, 1994

At:  Torrance, California
INTERNATIONAL TECHNOLOGY CORPORATION

By: